The information in this pricing supplement is not complete and may be changed. This pricing supplement is not an offer to sell nor does it seek an offer to buy these notes in any state where the offer or sale is not permitted.

Subject to Completion. Dated August 30, 2024.

Filed Pursuant to Rule 424(b)(2)
Registration Statement No. 333-262557
The Toronto-Dominion Bank $ ETF-Linked Notes due September 2, 2027

The notes do not bear interest. The amount that you will be paid on your notes on the maturity date (September 2, 2027) is based on the least performing of the shares of the VanEck Gold Miners ETF and the VanEck Junior Gold Miners ETF (each, a reference asset) as measured from the strike date (August 28, 2024) to and including the valuation date (August 30, 2027).
The return on your notes is linked to the performances of the VanEck Gold Miners ETF and the VanEck Junior Gold Miners ETF, and not to that of the NYSE® Arca Gold Miners Index® or the MVIS® Global Junior Gold Miners Index on which the respective reference assets are based.
If the final price of each reference asset on the valuation date is greater than or equal to its initial price ($38.36 with respect to the VanEck Gold Miners ETF and $45.96 VanEck Junior Gold Miners ETF, each equal to the closing price of such reference asset on the strike date), the return on your notes will be positive, subject to the maximum upside payment amount of $1,700.00 for each $1,000 principal amount of your notes. If the final price of any reference asset declines by up to 27.00% from its initial price, the return on your notes will equal one-half of the absolute value of the least performing percentage change (e.g., if the least performing percentage change is -10%, the return on your notes will be +5%). If the final price of any reference asset on the valuation date is less than 73.00% of its initial price, the return on your notes will be negative and will equal the least performing percentage change plus 27.00%. Specifically, if the final price of the any reference asset declines by more than 27.00% from its initial price, you will lose 1% of the principal amount of your notes for every 1% that the final price of the least performing reference asset has declined below 73.00% of its initial price. You could lose a significant portion of the principal amount of your notes. Any payment on the notes is subject to our credit risk.
To determine your payment at maturity, we will calculate the percentage change of each reference asset, which is the percentage increase or decrease in its final price, which is the closing price of such reference asset on the valuation date, from its initial price and determine which of the reference assets is the least performing reference asset. The least performing percentage change will be the percentage change of the least performing reference asset. At maturity, for each $1,000 principal amount of your notes, you will receive an amount in cash equal to:
●
if the percentage change of each reference asset is greater than or equal to 0% (the final price of each reference asset is greater than or equal to  its initial price), the sum of (i) $1,000 plus (ii) the product of (a) $1,000 times (b) 110.00% times (c) the least performing percentage change, subject to the maximum upside payment amount;

●
if the percentage change of any reference asset is less than 0% but the percentage change of each reference asset is greater than or equal to -27.00% (the final price of any reference asset is less than its initial price but the final price of each reference asset is greater than or equal to 73% of its initial price), the sum of (i) $1,000 plus (ii) the product of (a) $1,000 times (b) 0.50 times (c) the absolute value of the least performing percentage change; or

●
if the percentage change of any reference asset is less than-27.00% (the final price of any reference asset is less than 73% of its initial price), the sum of (i) $1,000 plus (ii) the product of (a) $1,000 times (b) the sum of (1) the least performing percentage change plus (2) 27.00%. You will receive less than the principal amount of your notes.

The notes do not guarantee the return of principal at maturity.
The notes are unsecured and are not savings accounts or insured deposits of a bank. The notes are not insured or guaranteed by the Canada Deposit Insurance Corporation, the U.S. Federal Deposit Insurance Corporation or any other governmental agency or instrumentality. Any payments on the notes are subject to our credit risk. The notes will not be listed or displayed on any securities exchange or electronic communications network.
You should read the disclosure herein to better understand the terms and risks of your investment. See “Additional Risk Factors” beginning on page P-7 of this pricing supplement.
Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved of these notes or determined that this pricing supplement, the product supplement or the prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
The initial estimated value of the notes on the pricing date is expected to be between $928.40 and $958.40 per $1,000 principal amount, which is less than the public offering price listed below. See “Additional Information Regarding the Estimated Value of the Notes” on the following page and “Additional Risk Factors” beginning on page P-7 of this document for additional information. The actual value of your notes at any time will reflect many factors and cannot be predicted with accuracy.
	Public Offering Price	Underwriting Discount[1]	Proceeds to TD1
Per Note	$1,000.00	$0.00	$1,000.00
Total	$•	$•	$•
1 See “Supplemental Plan of Distribution (Conflicts of Interest)” herein for additional information.

TD Securities (USA) LLC	Goldman Sachs & Co. LLC Agent
Pricing Supplement dated , 2024

The public offering price, underwriting discount and proceeds to TD listed above relate to the notes we issue initially. We may decide to sell additional notes after the date of the final pricing supplement, at public offering prices and with underwriting discounts and proceeds to TD that differ from the amounts set forth above. The return (whether positive or negative) on your investment in the notes will depend in part on the public offering price you pay for such notes.
We or Goldman Sachs & Co. LLC (“GS&Co.”), or any of our or their respective affiliates, may use this pricing supplement in the initial sale of the notes. In addition, we or GS&Co. or any of our or their respective affiliates may use this pricing supplement in a market-making transaction in a note after its initial sale. Unless we or GS&Co., or any of our or their respective affiliates, informs the purchaser otherwise in the confirmation of sale, this pricing supplement will be used in a market-making transaction.
Additional Information Regarding the Estimated Value of the Notes
The final terms for the Notes were determined on the Strike Date, based on prevailing market conditions and are set forth in this pricing supplement. The economic terms of the Notes are based on TD’s internal funding rate (which is TD’s internal borrowing rate based on variables such as market benchmarks and TD’s appetite for borrowing), and several factors, including any sales commissions expected to be paid to TD Securities (USA) LLC (“TDS”), any selling concessions, discounts, commissions or fees expected to be allowed or paid to non-affiliated intermediaries, the estimated profit that TD or any of TD’s affiliates expect to earn in connection with structuring the Notes, estimated costs which TD may incur in connection with the Notes and an estimate of the difference between the amounts TD pays to GS&Co. or an affiliate and the amounts that GS&Co. or an affiliate pays to us in connection with hedging your Notes as described further under “Supplemental Plan of Distribution (Conflicts of Interest)” herein. Because TD’s internal funding rate generally represents a discount from the levels at which TD’s benchmark debt securities trade in the secondary market, the use of an internal funding rate for the Notes rather than the levels at which TD’s benchmark debt securities trade in the secondary market is expected to have an adverse effect on the economic terms of the Notes. On the cover page of this pricing supplement, TD has provided the initial estimated value range for the Notes. This range of estimated values was determined by reference to TD’s internal pricing models which take into account a number of variables and are based on a number of assumptions, which may or may not materialize, typically including volatility, interest rates (forecasted, current and historical rates), price-sensitivity analysis, time to maturity of the Notes, and TD’s internal funding rate. For more information about the initial estimated value, see “Additional Risk Factors” herein. Because TD’s internal funding rate generally represents a discount from the levels at which TD’s benchmark debt securities trade in the secondary market, the use of an internal funding rate for the Notes rather than the levels at which TD’s benchmark debt securities trade in the secondary market is expected, assuming all other economic terms are held constant, to increase the estimated value of the Notes. For more information see the discussion under “Additional Risk Factors — Risks Relating to Estimated Value and Liquidity — TD’s and GS&Co.’s Estimated Value of the Notes Are Determined By Reference to TD’s Internal Funding Rates and Are Not Determined By Reference to Credit Spreads or the Borrowing Rate TD Would Pay for its Conventional Fixed-Rate Debt Securities”.
The value of your Notes at any time will reflect many factors and cannot be predicted; however, the price (not including GS&Co.’s customary bid and ask spreads) at which GS&Co. would initially buy or sell Notes in the secondary market (if GS&Co. makes a market, which it is not obligated to do) and the value that GS&Co. will initially use for account statements and otherwise is equal to approximately GS&Co.’s estimate of the market value of your Notes on the Pricing Date, based on its pricing models and taking into account TD’s internal funding rate, plus an additional amount (initially equal to $ per $1,000 Principal Amount). Prior to, the price (not including GS&Co.’s customary bid and ask spreads) at which GS&Co. would buy or sell your Notes (if it makes a market, which it is not obligated to do) will equal approximately the sum of (a) the then-current estimated value of your Notes (as determined by reference to GS&Co.’s pricing models) plus (b) any remaining additional amount (the additional amount will decline to zero on a straight-line basis from the time of pricing through approximately 3 months after the Pricing Date).
On and after, the price (not including GS&Co.’s customary bid and ask spreads) at which GS&Co. would buy or sell your Notes (if it makes a market) will equal approximately the then-current estimated value of your Notes determined by reference to such pricing models. For additional information regarding the value of your Notes shown in your GS&Co. account statements and the price at which GS&Co. would buy or sell your Notes (if GS&Co. makes a market, which it is not obligated to do), each based on GS&Co.’s pricing models, see “Additional Risk Factors — Risks Relating to Estimated Value and Liquidity — The Price At Which GS&Co. Would Buy or Sell Your Notes (If GS&Co. Makes a Market, Which It Is Not Obligated to Do) Will Be Based On GS&Co.’s Estimated Value of Your Notes”.
If a party other than the Agents or their affiliates is buying or selling your Notes in the secondary market based on its own estimated value of your Notes which was calculated by reference to TD’s credit spreads or the borrowing rate TD would pay for its conventional fixed-rate debt securities (as opposed to TD’s internal funding rate), the price at which such party would buy or sell your Notes could be significantly less.
We urge you to read the “Additional Risk Factors” in this pricing supplement.

Summary
The information in this “Summary” section is qualified by the more detailed information set forth in this pricing supplement, the product supplement and the prospectus.
Issuer:	The Toronto-Dominion Bank (“TD”)
Issue:	Senior Debt Securities, Series E
Type of Note:	ETF-Linked Notes (the “Notes”)
Term:	Approximately 36 months
Reference Assets:	VanEck Gold Miners ETF (Bloomberg Ticker: GDX UP Equity) VanEck Junior Gold Miners ETF (Bloomberg Ticker: GDXJ UP Equity)
Target Index:	With respect to VanEck Gold Miners ETF, the NYSE® Arca Gold Miners Index® With respect to VanEck Junior Gold Miners ETF, the MVIS® Global Junior Gold Miners Index
CUSIP / ISIN:	89115GHG7 / US89115GHG73
Agents:	TD Securities (USA) LLC (“TDS”) and Goldman Sachs & Co. LLC (“GS&Co.”)
Currency:	U.S. Dollars
Minimum Investment:	$1,000 and minimum denominations of $1,000 in excess thereof
Principal Amount:
$1,000 per Note; $           in the aggregate for all the offered Notes; the aggregate Principal Amount of the offered Notes may be increased if TD, at its sole option, decides to sell an additional amount of the offered Notes on a date subsequent to the date of the final pricing supplement.

Strike Date:	August 28, 2024
Pricing Date:	August 30, 2024
Issue Date:	September 4, 2024.
Valuation Date:	August 30, 2027, subject to postponement for market disruption events and other disruptions, as described under “General Terms of the Notes — Valuation Date(s)” in the product supplement.
Maturity Date:	September 2, 2027, subject to postponement for market disruption events and other disruptions, as described under “General Terms of the Notes — Maturity Date” in the product supplement.
Payment at Maturity:
For each $1,000 Principal Amount of the Notes, we will pay you on the Maturity Date an amount in cash equal to:
●     if the Final Price of each Reference Asset is greater than or equal to its Initial Price, the sum of (i) $1,000 plus (ii) the product of (a) $1,000 times (b) the Upside Participation Rate times (c) the Least Performing Percentage Change, subject to the Maximum Upside Payment Amount;

●     if the Final Price of any Reference Asset is less than its Initial Price but the Final Price of each Reference Asset is greater than or equal to its Buffer Price, the sum of (i) $1,000 plus (ii) the product of (a) $1,000 times (b) the Downside Participation Rate times (c) the Absolute Least Performing Percentage Change; or

●      if the Final Price of any Reference Asset is less than its Buffer Price, the sum of (i) $1,000 plus (ii) the product of (a) $1,000 times (b) the sum of the Least Performing Percentage Change plus the Buffer Amount.

If the Final Price of any Reference Asset is less than its Buffer Price, investors will receive less than the Principal Amount of the Notes at maturity and may lose up to 73.00% of their Principal Amount.
All amounts used in or resulting from any calculation relating to the Payment at Maturity will be rounded upward or downward, as appropriate, to the nearest cent.

Upside Participation Rate:	110.00%
Downside Participation Rate:	50.00%
Cap Price:	For each Reference Asset, approximately 163.636% of its Initial Price
Maximum Upside Payment Amount:	$1,700.00 per $1,000 Principal Amount of the Notes (170.000% of the Principal Amount of the Notes)
Buffer Amount:	27.00%
Buffer Price:	For each Reference Asset, 73.00% of its Initial Price, subject to adjustment as provided under “General Terms of the Notes—Anti-Dilution Adjustments” in the product supplement.
Percentage Change:	For each Reference Asset, the quotient of (1) its Final Price minus its Initial Price divided by (2) its Initial Price, expressed as a percentage.
Least Performing Reference Asset:	The Reference Asset with the lowest Percentage Change
Least Performing Percentage Change:	The Percentage Change of the Least Performing Reference Asset
Absolute Least Performing Percentage Change:
The absolute value of the Least Performing Percentage Change, expressed as a percentage. For example, a -10% Least Performing Percentage Change will equal a +10% Absolute Least Performing Percentage Change.

Initial Price:
$38.36 with respect to the VanEck Gold Miners ETF; and
$45.96 with respect to VanEck Junior Gold Miners ETF.
The Initial Price of each Reference Asset was the Closing Price of such Reference Asset on the Strike Date, as determined by the Calculation Agent and subject to adjustment as described herein and under “General Terms of the Notes—Anti-Dilution Adjustments” in the product supplement.

Final Price:
For each Reference Asset, the Closing Price of such Reference Asset on the Valuation Date, except in the limited circumstances described under “General Terms of the Notes — Market Disruption Events” in the product supplement, as determined by the Calculation Agent and subject to adjustment as described herein and under “General Terms of the Notes—Anti-Dilution Adjustments” and “—Delisting, Discontinuance of or Material Change to, or Change in Law Event Affecting, an ETF” in the product supplement.

Closing Price:
For each Reference Asset, the closing sale price or last reported sale price, regular way, (or, in the case of Nasdaq, the official closing price) for the Reference Asset, on a per-share or other unit basis, on the principal national securities exchange on which the Reference Asset is listed for trading on that day, or, if the Reference Asset is not quoted on any national securities exchange on that day, on any other market system or quotation system that is the primary market for the trading of the Reference Asset.

Business Day:	Any day that is a Monday, Tuesday, Wednesday, Thursday or Friday that is neither a legal holiday nor a day on which banking institutions are authorized or required by law to close in New York City.

U.S. Tax Treatment:
By purchasing a Note, each holder agrees, in the absence of a statutory or regulatory change or an administrative determination or judicial ruling to the contrary, to characterize the Notes, for U.S. federal income tax purposes, as prepaid derivative contracts with respect to the Reference Asset. Based on certain factual representations received from us, our special U.S. tax counsel, Fried, Frank, Harris, Shriver & Jacobson LLP, is of the opinion that it would be reasonable to treat the Notes in the manner described above. However, because there is no authority that specifically addresses the tax treatment of the Notes, it is possible that your Notes could alternatively be treated for tax purposes as a single contingent payment debt instrument, or pursuant to some other characterization, such that the timing and character of your income from the Notes could differ materially and adversely from the treatment described above. Please see the discussion below under “Material U.S. Federal Income Tax Consequences”.

Canadian Tax Treatment:
Please see the discussion in the product supplement under “Supplemental Discussion of Canadian Tax Consequences”, which applies to the Notes. In addition to the assumptions, limitations and conditions described therein, such discussion assumes that no amount paid or payable to a Non-resident Holder in respect of the Notes will be the deduction component of a “hybrid mismatch arrangement” under which the payment arises within the meaning of paragraph 18.4(3)(b) of the Canadian Tax Act (as defined in the prospectus) contained in rules governing hybrid mismatch arrangements (the “Hybrid Mismatch Rules”). We will not pay any additional amounts as a result of any withholding required by reason of the Hybrid Mismatch Rules.

Calculation Agent:	TD
Listing:	The Notes will not be listed or displayed on any securities exchange or electronic communications network.
Clearance and Settlement:
DTC global (including through its indirect participants Euroclear and Clearstream, Luxembourg) as described under “Description of the Debt Securities — Forms of the Debt Securities” and “Ownership, Book-Entry Procedures and Settlement” in the prospectus.

Canadian Bail-in:	The Notes are not bail-inable debt securities (as defined in the prospectus) under the Canada Deposit Insurance Corporation Act.
Change in Law Event:	Not applicable, notwithstanding anything to the contrary in the product supplement.

Additional Terms of Your Notes
You should read this pricing supplement together with the prospectus, as supplemented by the product supplement, relating to our Senior Debt Securities, Series E, of which these Notes are a part. Capitalized terms used but not defined in this pricing supplement will have the meanings given to them in the product supplement. In the event of any conflict the following hierarchy will govern: first, this pricing supplement; second, the product supplement; and last, the prospectus. The Notes vary from the terms described in the product supplement in several important ways. You should read this pricing supplement carefully.
This pricing supplement, together with the documents listed below, contains the terms of the Notes and supersedes all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Additional Risk Factors” herein, “Additional Risk Factors Specific to the Notes” in the product supplement and “Risk Factors” in the prospectus, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors concerning an investment in the Notes. You may access these documents on the U.S. Securities and Exchange Commission (the “SEC”) website at www.sec.gov as follows (or if that address has changed, by reviewing our filings for the relevant date on the SEC website):
◾	Prospectus dated March 4, 2022: http://www.sec.gov/Archives/edgar/data/947263/000119312522066245/d203088d424b3.htm

◾	Product Supplement MLN-ES-ETF-1 dated March 4, 2022: http://www.sec.gov/Archives/edgar/data/947263/000114036122008015/brhc10034640_424b3.htm
Our Central Index Key, or CIK, on the SEC website is 0000947263. As used in this pricing supplement, the “Bank,” “we,” “us,” or “our” refers to The Toronto-Dominion Bank and its subsidiaries.
We reserve the right to change the terms of, or reject any offer to purchase, the Notes prior to their issuance. In the event of any changes to the terms of the Notes, we will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes, in which case we may reject your offer to purchase.

Additional Risk Factors
The Notes involve risks not associated with an investment in conventional debt securities. This section describes the most significant risks relating to the terms of the Notes. For additional information as to these risks, please see “Additional Risk Factors Specific to the Notes” in the product supplement and “Risk Factors” in the prospectus.
You should carefully consider whether the Notes are suited to your particular circumstances. Accordingly, investors should consult their investment, legal, tax, accounting and other advisors as to the risks entailed by an investment in the Notes and the suitability of the Notes in light of their particular circumstances.
Risks Relating to Return Characteristics
Principal at Risk.
Investors in the Notes could lose a substantial portion of their Principal Amount if there is a decline in the price of the Least Performing Reference Asset by more than the Buffer Amount. If the Final Price of any Reference Asset is less than its Initial Price by more than 27.00%, you will lose a portion of each $1,000 Principal Amount in an amount equal to the product of (i) $1,000 times (ii) the sum of the negative Least Performing Percentage Change plus the Buffer Amount. Specifically, you will lose 1% of the Principal Amount of each of your Notes for every 1% that the Final Price of the Least Performing Reference Asset is less than its Initial Price in excess of the Buffer Amount and you could lose up to 73.00% of the Principal Amount of the Notes.

The Notes Do Not Pay Interest and Your Return on the Notes May Be Less Than the Return on Conventional Debt Securities of Comparable Maturity.
There will be no periodic interest payments on the Notes as there would be on a conventional fixed-rate or floating-rate debt security having the same term. The return that you will receive on the Notes, which could be negative, may be less than the return you could earn on other investments. Even if your return is positive, your return may be less than the return you would earn if you bought a conventional senior interest bearing debt security of TD.
The Payment at Maturity Will Be Based Solely on the Least Performing Reference Asset
The Payment at Maturity will be based on the Least Performing Reference Asset without regard to the performance of the other Reference Asset. As a result, you will lose a portion of your initial investment if the Final Price of the Least Performing Reference Asset is less than its Buffer Price, even if there is an increase in the price of the other Reference Asset. This could be the case even if the other Reference Asset increased by an amount greater than the decrease in the Least Performing Reference Asset.
Your Potential Return on the Notes Is Limited.
The opportunity to participate in the possible increases in the price of the Least Performing Reference Asset through an investment in the Notes will be limited because the Payment at Maturity will not exceed the Maximum Upside Payment Amount. Furthermore, the effect of the Upside Participation Rate will not be taken into account for any Final Price of the Least Performing Reference Asset exceeding its Cap Price no matter how much the price of the Least Performing Reference Asset may rise above its Cap Price. Accordingly, your return on the Notes may be less than your return would be if you made an investment in a security directly linked to the performance of the Least Performing Reference Asset.
In addition, the opportunity to participate in the possible decline in the price of the Least Performing Reference Asset is limited because of its Buffer Price. If the Final Price of the Least Performing Reference Asset is less than its Initial Price but greater than or equal to its Buffer Price, the Payment at Maturity will be limited to up to $1,135.00. You will benefit from the Absolute Least Performing Percentage Change only if the Final Price of the Least Performing Reference Asset has not declined to less than its Buffer Price.  If the Final Price of the Least Performing Reference Asset is less than its Buffer Price, the Notes will not provide the opportunity to receive the Absolute Least Performing Percentage Change and, instead, you will receive less than the Principal Amount of the Notes at maturity and may lose up to 73.00% of the Principal Amount of the Notes.
The Downside Participation Rate Will Reduce Any Return on Your Investment If the Final Price of Any Reference Asset Is Less Than Its Initial Price But the Final Price of Each Reference Asset is Greater Than or Equal to Its Buffer Level.
If the Final Price of any Reference Asset is less than its Initial Price but the Final Price of each Reference Asset is greater than or equal to its Buffer Price, the return on your Notes will be positive. However, in such case, to determine the Payment at Maturity for each of your Notes at maturity, the Absolute Least Performing Percentage Change will be multiplied by the Downside Participation Rate. Because the Downside Participation Rate is less than 100%, the Payment at Maturity that you would be paid on your Notes on the Maturity Date would be less than the amount that you would have received had that amount been based solely on the Absolute Least Performing Percentage Change and, as shown in the examples provided elsewhere herein, any positive return on your investment based on the Absolute Least Performing Percentage Change will be reduced.
The Payment at Maturity Is Not Linked to the Prices of the Reference Assets at Any Time Other than the Valuation Date.
The Final Price of each Reference Asset will be the Closing Price of such Reference Asset on the Valuation Date (subject to adjustment as described elsewhere in this pricing supplement). Therefore, if the Closing Price of a Reference Asset dropped to a price that is less than its Buffer Price on the Valuation Date, you would not receive the Maximum Upside Payment Amount and would not receive your full Principal Amount and the Payment at Maturity for your Notes would be significantly less than it would have been had the Payment at Maturity been linked to the Closing Price of such Reference Asset prior to such drop. Although the actual prices of the Reference Assets on the Maturity Date or at other times during the term of your Notes may be higher than the Final Prices of the Reference Assets, you will benefit from the Closing Price of the Reference Assets only on the Valuation Date.

If You Purchase Your Notes at a Premium to Principal Amount, the Return on Your Investment Will Be Less Than the Return on Notes Purchased at Principal Amount and the Impact of Certain Key Terms of the Notes Will be Negatively Affected.
The Payment at Maturity will not be adjusted based on the public offering price you pay for the Notes. If you purchase Notes at a price that differs from the Principal Amount of the Notes, then the return on your investment in such Notes held to the Maturity Date will differ from, and may be substantially less than, the return on Notes purchased at Principal Amount. If you purchase your Notes at a premium to Principal Amount and hold them to the Maturity Date, the return on your investment in the Notes will be less than it would have been had you purchased the Notes at Principal Amount or a discount to Principal Amount. In addition, the impact of the Buffer Price and the Cap Price of each Reference Asset on the return on your investment will depend upon the price you pay for your Notes relative to Principal Amount. For example, if you purchase your Notes at a premium to Principal Amount, the Maximum Upside Payment Amount will only permit a lower positive return on your investment in the Notes than would have been the case for Notes purchased at Principal Amount or a discount to Principal Amount. Similarly, the Buffer Price of each Reference Asset, while still providing some protection for the return on the Notes, will allow a greater percentage decrease in your investment in the Notes than would have been the case for Notes purchased at Principal Amount or a discount to Principal Amount.
You Will Have No Rights to Receive Any Shares of the Reference Assets or Any Reference Asset Constituent, and You Will Not Be Entitled to Dividends or Other Distributions by the Reference Assets.
The Notes are our debt securities. They are not equity instruments, shares of stock, or securities of any other issuer. Investing in the Notes will not make you a holder of the shares of the Reference Assets or any asset comprising the Reference Assets (the “Reference Asset Constituents”). You will not have any voting rights or rights to receive dividends or other distributions that holders of shares of the Reference Assets or, any rights against the investment adviser of the Reference Assets (each, an “Investment Adviser”, as specified under “Information Regarding the Reference Assets”) or any other rights with respect to the Reference Asset or Reference Asset Constituents would enjoy. As a result, the return on your Notes may not reflect the return you would realize if you actually owned shares of the Reference Asset or the Reference Asset Constituents and received the dividends paid or other distributions made in connection with them. Your Notes will be paid in cash and you have no right to receive delivery of shares of the Reference Asset or any of its Reference Asset Constituents.
Risks Relating to Characteristics of the Reference Assets
There Are Market Risks Associated With Each Reference Asset.
The price of each Reference Asset can rise or fall sharply due to factors specific to such Reference Asset, it’s the Investment Adviser, its Reference Asset Constituents and their issuers (the “Reference Asset Constituent Issuers”), such as stock price volatility, earnings, financial conditions, corporate, industry and regulatory developments, management changes and decisions and other events, as well as general market factors, such as general stock and commodity market volatility and levels, interest rates and economic and political conditions. You, as an investor in the Notes, should make your own investigation into the Investment Advisers and the Reference Assets for your Notes. For additional information, see “Information Regarding the Reference Assets” in this pricing supplement and each Investment Adviser's SEC filings. We urge you to review financial and other information filed periodically by each Investment Adviser with the SEC.
There Are Liquidity, Management, Securities Lending and Custody Risks Associated with an ETF.
Although the shares of the Reference Assets and a number of similar products have been listed for trading on securities exchanges for varying periods of time, there is no assurance that an active trading market will continue for the shares of any Reference Asset or that there will be liquidity in that trading market.
An exchange-traded fund (“ETF”) is subject to management risk, which is the risk that its Investment Adviser’s investment strategy, the implementation of which is subject to a number of constraints, may not produce the intended results. Neither Reference Asset is actively managed, and therefore may be affected by a general decline in market segments relating to its Target Index. The Investment Adviser of each Reference Asset invests in securities included in, or representative of, its Target Index regardless of their investment merits, and do not attempt to take defensive positions in declining markets. In addition, each Investment Advisor may be permitted to engage in securities lending with respect to a portion of an ETF's total assets, which could subject the ETF to the risk that the borrower of such loaned securities fails to return the securities in a timely manner or at all.
In addition, each Reference Asset is subject to custody risk, which refers to the risks in the process of clearing and settling trades and to the holding of securities by local banks, agents and depositories. Low trading volumes and volatile prices in less developed markets make trades harder to complete and settle, and governments or trade groups may compel local agents to hold securities in designated depositories that are not subject to independent evaluation. The less developed a country’s securities market is, the greater the likelihood of custody problems.
Further, each Reference Asset is subject to listing standards adopted by the securities exchange on which it is listed for trading. There can be no assurance that the Reference Assets will continue to meet the applicable listing requirements, or that the Reference Assets will not be delisted.
The Price of Each Reference Asset May Not Completely Track its NAV.
The net asset value (the “NAV”) of an ETF, including each Reference Asset, may fluctuate with changes in the market value of its Reference Asset Constituents. The market prices of an ETF may fluctuate in accordance with changes in NAV and supply and demand on the applicable stock exchanges. Furthermore, the Reference Asset Constituents of a Reference Asset may be unavailable in the secondary market during periods of market volatility, which may make it difficult for market participants to accurately calculate the intraday NAV per share of such Reference Asset and may adversely affect the liquidity and prices of such Reference Asset, perhaps significantly.

For any of these reasons, the market price of the Reference Assets may differ from its NAV per share and may trade at, above or below its NAV per share.
We Have No Affiliation with the Target Index Sponsors or the Investment Advisers and Will Not Be Responsible for Any Actions Taken by Any Such Entity.
The sponsor of the Target Index of each Reference Asset specified herein under “Information Regarding the Reference Assets” (each, its “Target Index Sponsor”) and the Investment Advisers are not affiliates of ours and will not be involved in the offering of the Notes in any way. Consequently, we have no control over the actions of the Target Index Sponsors or the Investment Advisers, including any actions of the type that would require the Calculation Agent to adjust any amount payable on the Notes. Neither the Target Index Sponsors nor the Investment Advisers have any obligation of any sort with respect to the Notes. Thus, neither the Target Index Sponsors nor the Investment Advisers have any obligation to take your interests into consideration for any reason, including in taking any actions that might affect the price of the Reference Assets or the Notes. None of our proceeds from the issuance of the Notes will be delivered to the Target Index Sponsors or the Investment Advisers.
Adjustments to the Reference Assets Could Adversely Affect the Notes.
The Investment Adviser of each Reference Asset is responsible for calculating and maintaining the applicable Reference Asset. The Investment Adviser can add, delete or substitute the Reference Asset Constituents. An Investment Adviser may make other methodological changes to its Reference Asset that could change the price of the Reference Asset at any time. If one or more of these events occurs, the Closing Price of the applicable Reference Asset may be adjusted to reflect such event or events. Consequently, any of these actions could adversely affect the market value of, and any amount payable on, the Notes.
Changes that Affect the Target Index of the Reference Assets Will Affect the Market Value of, and Return on, the Notes.
Each Reference Asset seeks to provide investment results that, before fees and expenses, correspond generally to the price and yield performance of its Target Index (each as specified herein). The policies of the sponsor of each Target Index (each, the “Target Index Sponsor”) concerning the calculation of its Target Index, additions, deletions or substitutions of the components of its Target Index, and the manner in which changes affecting those components, such as stock dividends, reorganizations or mergers, may be reflected in the Target Index and, therefore, could affect the market value of, and return on, the Notes. The market value of, and return on, the Notes could also be affected if a Target Index Sponsor changes these policies, for example, by changing the manner in which it calculates its Target Index. Some of the risks that relate to a target index of an ETF include those discussed in the product supplement, which you should review.
The Policies of the Investment Adviser For Any Reference Asset Could Affect the Market Value of, and Return on, the Notes.
The Investment Adviser of any Reference Asset may from time to time be called upon to make certain policy decisions or judgments with respect to the implementation of policies of such Investment Adviser concerning the calculation of the NAV of its Reference Asset, additions, deletions or substitutions of securities in a Reference Asset and the manner in which changes affecting the Target Index of the Reference Asset are reflected in the Reference Asset that could affect the market price of the shares of such Reference Asset, and therefore, the market value of, and return on, the Notes. The market value of, and return on, the Notes could also be affected if an Investment Adviser changes these policies, for example, by changing the manner in which it calculates the NAV of its Reference Asset, or if the Investment Adviser discontinues or suspends calculation or publication of the NAV of its Reference Asset, in which case it may become difficult or inappropriate to determine the market value of your Notes.
If events such as these occur, the Calculation Agent, which initially will be TD, may determine the Closing Price of the affected Reference Asset on the Valuation Date, and thus any amount payable on the Maturity Date, in a manner it considers appropriate. We describe the discretion that the Calculation Agent will have in determining the Closing Price of a Reference Asset on the Valuation Date and the amount payable on your Notes more fully under “General Terms of the Notes—Anti-Dilution Adjustments” in the product supplement.
Each Reference Asset Utilizes A Passive Indexing Investment Approach.
The Reference Assets are not managed according to traditional methods of “active” investment management, which involve the buying and selling of securities based on economic, financial and market analysis and investment judgment. Instead, each Reference Asset, utilizing a “passive” or indexing investment approach, attempts to approximate the investment performance of its Target Index by investing in a portfolio of stocks that generally replicate such index. Therefore, unless a specific stock is removed from its Target Index, a Reference Asset generally will not sell a stock because the stock’s issuer was in financial trouble. In addition, each Reference Asset is subject to the risk that the investment strategy of its Investment Adviser may not produce the intended results.
Each Reference Asset and its Target Index Are Different and the Performance of the Reference Asset May Not Correlate With the Performance of its Target Index.
The performance of each Reference Asset may not exactly replicate the performance of its Target Index because each Reference Asset will reflect transaction costs and fees that are not included in the calculation of its Target Index. It is also possible that a Reference Asset may not fully replicate or may in certain circumstances diverge significantly from the performance of its Target Index due to the temporary unavailability of certain securities in the secondary market, the performance of any derivative instruments contained in such Reference Asset, differences in trading hours between a Reference Asset and its Target Index or due to other circumstances.

The Reference Assets Are Concentrated in Gold and Silver Mining Companies and Do Not Provide Diversified Exposure.
The Reference Assets’ respective Reference Asset Constituents are not diversified and are concentrated in gold and silver mining companies, which means the Reference Assets are more likely to be more adversely affected by any negative performance of gold and silver mining companies than an ETF that includes more diversified stocks across a number of sectors. Investments related to gold and silver are considered speculative and are affected by a variety of factors. Competitive pressures may have a significant effect on the financial condition of gold and silver mining companies. Also, gold and silver mining companies are highly dependent on the price of gold and silver bullion, respectively, and may be adversely affected by a variety of worldwide economic, financial and political factors. The price of gold and silver may fluctuate substantially over short periods of time so the Reference Assets’ respective share prices may be more volatile than other types of investments. Fluctuation in the prices of gold and silver may be due to a number of factors, including changes in inflation, changes in currency exchange rates and changes in industrial and commercial demand for metals (including fabricator demand). Additionally, increased environmental or labor costs may depress the value of metal investments. In particular, a drop in the price of gold and/or silver bullion would particularly adversely affect the profitability of small- and medium-capitalization mining companies and their ability to secure financing. Furthermore, companies that are only in the exploration stage are typically unable to adopt specific strategies for controlling the impact of the price of gold or silver. A significant number of the companies whose shares are owned by the Reference Assets may be early stage mining companies that are in the exploration stage only or that hold properties that might not ultimately produce gold or silver. The exploration and development of mineral deposits involve significant financial risks over a significant period of time which even a combination of careful evaluation, experience and knowledge may not eliminate. Few properties which are explored are ultimately developed into producing mines. Major expenditures may be required to establish reserves by drilling and to construct mining and processing facilities at a site. In addition, many early stage miners operate at a loss and are dependent on securing equity and/or debt financing, which might be more difficult to secure for an early stage mining company than for a more established counterpart.
An Investment in the Offered Notes Is Subject to Risks Associated with Foreign Securities Markets.
The value of your Notes is linked to Reference Assets which hold stocks from one or more foreign securities markets, including stocks traded in the equity markets of emerging market countries. Investments linked to the value of foreign equity securities involve particular risks. Any foreign securities market may be less liquid, more volatile and affected by global or domestic market developments in a different way than are the U.S. securities market or other foreign securities markets. Both government intervention in a foreign securities market, either directly or indirectly, and cross-shareholdings in foreign companies, may affect trading prices and volumes in that market. Also, there is generally less publicly available information about foreign companies than about those U.S. companies that are subject to the reporting requirements of the U.S. Securities and Exchange Commission. Further, foreign companies are subject to accounting, auditing and financial reporting standards and requirements that differ from those applicable to U.S. reporting companies.
The prices of securities in a foreign country are subject to political, economic, financial and social factors that are unique to such foreign country’s geographical region. These factors include: recent changes, or the possibility of future changes, in the applicable foreign government’s economic and fiscal policies; the possible implementation of, or changes in, currency exchange laws or other laws or restrictions applicable to foreign companies or investments in foreign equity securities; fluctuations, or the possibility of fluctuations, in currency exchange rates; and the possibility of outbreaks of hostility, political instability, natural disaster or adverse public health developments. The United Kingdom ceased to be a member of the European Union on January 31, 2020 (an event commonly referred to as “Brexit”). The effects of Brexit are uncertain, and, among other things, Brexit has contributed, and may continue to contribute, to volatility in the prices of securities of companies located in Europe (or elsewhere) and currency exchange rates, including the valuation of the euro and British pound in particular. Any one of these factors, or the combination of more than one of these factors, could negatively affect such foreign securities market and the price of securities therein. Further, geographical regions may react to global factors in different ways, which may cause the prices of securities in a foreign securities market to fluctuate in a way that differs from those of securities in the U.S. securities market or other foreign securities markets. Foreign economies may also differ from the U.S. economy in important respects, including growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency, which may have a positive or negative effect on foreign securities prices.
Because foreign exchanges may be open on days when the Reference Assets are not traded, the value of the securities underlying each of the Reference Assets may change on days when shareholders will not be able to purchase or sell shares of the Reference Assets. This could result in premiums or discounts to the Reference Assets’ net asset value that may be greater than those experienced by an Reference Asset that does not hold foreign assets.
The countries whose markets are represented by the Reference Assets include emerging market countries. Countries with emerging markets may have relatively unstable governments, may present the risks of nationalization of businesses, restrictions on foreign ownership and prohibitions on the repatriation of assets, and may have less protection of property rights than more developed countries. The economies of countries with emerging markets may be based on only a few industries, may be highly vulnerable to changes in local or global trade conditions, and may suffer from extreme and volatile debt burdens or inflation rates. Local securities markets may trade a small number of securities and may be unable to respond effectively to increases in trading volume, potentially making prompt liquidation of holdings difficult or impossible at times. It will also likely be costlier and more difficult for the Reference Asset’s Investment Adviser to enforce the laws or regulations of a foreign country or trading facility, and it is possible that the foreign country or trading facility may not have laws or regulations which adequately protect the rights and interests of investors in the stocks included in the Reference Assets.
Your Investment in the Notes Will Be Subject to Foreign Currency Exchange Rate Risk.
The Reference Assets hold assets that are denominated in non-U.S. dollar currencies. The value of the assets held by the Reference Assets that are denominated in non-U.S. dollar currencies will be adjusted to reflect their U.S. dollar value by converting the price of such assets from the non-U.S. dollar currency to U.S. dollars. Consequently, if the value of the U.S. dollar strengthens against the non-U.S. dollar currency in which an asset is denominated, the prices of the Reference Assets may not increase even if the non-dollar value of the asset held by the Reference Assets increases.

Foreign currency exchange rates vary over time, and may vary considerably during the term of your Notes. Changes in a particular exchange rate result from the interaction of many factors directly or indirectly affecting economic and political conditions. Of particular importance are:

•	existing and expected rates of inflation;
•	existing and expected interest rate levels;
•	the balance of payments among countries;
•	the extent of government surpluses or deficits in the relevant foreign country and the United States; and
•	other financial, economic, military, public health and political factors.
All of these factors are, in turn, sensitive to the monetary, fiscal and trade policies pursued by the governments of the relevant foreign countries and the United States and other countries important to international trade and finance.
The market value of the Notes and price of the Reference Assets could also be adversely affected by delays in, or refusals to grant, any required governmental approval for conversions of a local currency and remittances abroad or other de facto restrictions on the repatriation of U.S. dollars.
Regulators in various countries are in the process of investigating the potential manipulation of published currency exchange rates. If such manipulation has occurred or is continuing, certain published exchange rates may have been, or may be in the future, artificially lower (or higher) than they would otherwise have been. Any such manipulation could have an adverse impact on the market value of, and return on, your Notes and the trading market for your Notes. In addition, we cannot predict whether any changes or reforms affecting the determination or publication of exchange rates or the supervision of currency trading will be implemented in connection with these investigations. Any such changes or reforms could also adversely impact your Notes.
Even Though Currencies Trade Around-The-Clock, Your Notes Will Not.
Your Notes are linked to Reference Assets that holds assets denominated in non-U.S. dollar currencies. The interbank market in foreign currencies is a global, around-the-clock market. Therefore, the hours of trading for your Notes, if any trading market develops, will not conform to the hours during which the currencies in which the Reference Assets are denominated or in which the Reference Asset Constituents trade. Significant price and rate movements may take place in the underlying foreign currency exchange markets that will not be reflected immediately in the price of your Notes. The possibility of these movements should be taken into account in relating the value of your Notes to those in the underlying foreign currency exchange markets. There is no systematic reporting of last-sale information for foreign currencies. Reasonably current bid and offer information is available in certain brokers’ offices, in bank foreign currency trading offices and to others who wish to subscribe for this information, but this information will not necessarily be reflected in the prices of the Reference Assets used to calculate the amount payable on your Notes. There is no regulatory requirement that those quotations be firm or revised on a timely basis. The absence of last-sale information and the limited availability of quotations to individual investors may make it difficult for many investors to obtain timely, accurate data about the state of the underlying foreign currency exchange markets.
The VanEck Gold Miners ETF May Be Disproportionately Affected By the Performance of a Small Number of Stocks.
Although the VanEck Gold Miners ETF held 54 stocks as of August 29, 2024, approximately 25.61% of the VanEck Gold Miners ETF was invested in just two stocks – Newmont Corporation and Agnico Eagle Mines Limited - and approximately 65.59% of the VanEck Gold Miners ETF was invested in just ten stocks. As a result, a decline in the prices of one or more of these stocks, including as a result of events negatively affecting one or more of these companies, may have the effect of significantly lowering the price of the VanEck Gold Miners ETF even if none of the other stocks held by the VanEck Gold Miners ETF are affected by such events. Because of the weighting of the holdings of the VanEck Gold Miners ETF, the amount you receive at maturity could be less than the Payment at Maturity you would have received if you had invested in a product linked to an exchange-traded fund that capped the maximum weight of any one stock to a low amount or that equally weighted all stocks held by such fund.
Risks Relating to Estimated Value and Liquidity
TD’s Initial Estimated Value of the Notes at the Time of Pricing is Expected to Be Less Than the Public Offering Price of the Notes.
TD’s initial estimated value of the Notes is only an estimate. TD’s initial estimated value of the Notes is expected to be less than the public offering price of the Notes. The difference between the public offering price of the Notes and TD’s initial estimated value reflects costs and expected profits associated with selling and structuring the Notes, as well as hedging its obligations under the Notes with a third party. Because hedging our obligations entails risks and may be influenced by market forces beyond our control, this hedging may result in a profit that is more or less than expected, or a loss.

TD’s and GS&Co.’s Estimated Value of the Notes Are Determined By Reference to TD’s Internal Funding Rates and Are Not Determined By Reference to Credit Spreads or the Borrowing Rate TD Would Pay for its Conventional Fixed-Rate Debt Securities.
TD’s initial estimated value of the Notes and GS&Co.’s estimated value of the Notes at any time are determined by reference to TD’s internal funding rate. The internal funding rate used in the determination of the estimated value of the Notes generally represents a discount from the credit spreads for TD’s conventional fixed-rate debt securities and the borrowing rate TD would pay for its conventional fixed-rate debt securities. This discount is based on, among other things, TD’s view of the funding value of the Notes as well as the higher issuance, operational and ongoing liability management costs of the Notes in comparison to those costs for TD’s conventional fixed-rate debt, as well as estimated financing costs of any hedge positions, taking into account regulatory and internal requirements. If the interest rate implied by the credit spreads for TD’s conventional fixed-rate debt securities, or the borrowing rate TD would pay for its conventional fixed-rate debt securities were to be used, TD would expect the economic terms of the Notes to be more favorable to you. Additionally, assuming all other economic terms are held constant, the use of an internal funding rate for the Notes is expected to increase the estimated value of the Notes at any time.

TD’s Initial Estimated Value of the Notes Does Not Represent Future Values of the Notes and May Differ From Others’ (Including GS&Co.’s) Estimates.
TD’s initial estimated value of the Notes is determined by reference to its internal pricing models when the terms of the Notes are set. These pricing models take into account a number of variables, such as TD’s internal funding rate on the Pricing Date, and are based on a number of assumptions as discussed further under “Additional Information Regarding the Estimated Value of the Notes” herein. Different pricing models and assumptions (including the pricing models and assumptions used by GS&Co.) could provide valuations for the Notes that are different from, and perhaps materially less than, TD’s initial estimated value. Therefore, the price at which GS&Co. would buy or sell your Notes (if GS&Co. makes a market, which it is not obligated to do) may be materially less than TD’s initial estimated value. In addition, market conditions and other relevant factors in the future may change, and any assumptions may prove to be incorrect.
The Price At Which GS&Co. Would Buy or Sell Your Notes (If GS&Co. Makes a Market, Which It Is Not Obligated to Do) Will Be Based On GS&Co.’s Estimated Value of Your Notes.
GS&Co.’s estimated value of the Notes is determined by reference to its pricing models and takes into account TD’s internal funding rate. The price at which GS&Co. would initially buy or sell your Notes in the secondary market (if GS&Co. makes a market, which it is not obligated to do) exceeds GS&Co.’s estimated value of your Notes at the time of pricing. As agreed by GS&Co. and the distribution participants, this excess (i.e., the additional amount described under “Additional Information Regarding the Estimated Value of the Notes” herein) will decline to zero on a straight line basis over the period from the Pricing Date through the applicable date set forth under “Additional Information Regarding the Estimated Value of the Notes” herein. Thereafter, if GS&Co. buys or sells your Notes it will do so at prices that reflect the estimated value determined by reference to GS&Co.’s pricing models at that time. The price at which GS&Co. will buy or sell your Notes at any time also will reflect its then current bid and ask spread for similar sized trades of structured notes. If a party other than the Agents or their affiliates is buying or selling your Notes in the secondary market based on its own estimated value of your Notes which is calculated by reference to TD’s credit spreads or the borrowing rate TD would pay for its conventional fixed-rate debt securities (as opposed to TD’s internal funding rate), the price at which such party would buy or sell your Notes could be significantly less.
GS&Co.’s pricing models consider certain variables, including principally TD’s internal funding rate, interest rates (forecasted, current and historical rates), volatility, price-sensitivity analysis and the time to maturity of the Notes. These pricing models are proprietary and rely in part on certain assumptions about future events, which may prove to be incorrect. As a result, the actual value you would receive if you sold your Notes in the secondary market, if any, to others may differ, perhaps materially, from the estimated value of your Notes determined by reference to GS&Co.’s models, taking into account TD’s internal funding rate, due to, among other things, any differences in pricing models or assumptions used by others. See “— The Market Value of Your Notes May Be Influenced by Many Unpredictable Factors” herein.
In addition to the factors discussed above, the value and quoted price of your Notes at any time will reflect many factors and cannot be predicted. If GS&Co. makes a market in the Notes, the price quoted by GS&Co. would reflect any changes in market conditions and other relevant factors, including any deterioration in TD’s creditworthiness or perceived creditworthiness. These changes may adversely affect the value of your Notes, including the price you may receive for your Notes in any market making transaction. To the extent that GS&Co. makes a market in the Notes, the quoted price will reflect the estimated value determined by reference to GS&Co.’s pricing models at that time, plus or minus GS&Co.’s then current bid and ask spread for similar sized trades of structured notes (and subject to the declining excess amount described above).
Furthermore, if you sell your Notes, you will likely be charged a commission for secondary market transactions, or the price will likely reflect a dealer discount. This commission or discount will further reduce the proceeds you would receive for your Notes in a secondary market sale.
There is no assurance that GS&Co. or any other party will be willing to purchase your Notes at any price and, in this regard, GS&Co. is not obligated to make a market in the Notes. See “—There May Not Be an Active Trading Market for the Notes — Sales in the Secondary Market May Result in Significant Losses” herein.
The Market Value of Your Notes May Be Influenced by Many Unpredictable Factors.
When we refer to the market value of your Notes, we mean the value that you could receive for your Notes if you chose to sell them in the open market before the Maturity Date. A number of factors, many of which are beyond our control, will influence the market value of your Notes, including:
•	the price of the Reference Assets;

•	the correlation among the Reference Assets;
•	the volatility – i.e., the frequency and magnitude of changes – in the price of the Reference Assets;
•	the dividend rates, if applicable, of the Reference Asset Constituents;
•	economic, financial, regulatory and political, military, public health or other events that may affect the prices of any of the Reference Asset Constituents and thus the price of the Reference Assets;
•	interest rates and yield rates in the market;
•	the time remaining until your Notes mature;
•	any fluctuations in the exchange rate between currencies in which the Reference Asset Constituents are quoted and traded and the U.S. dollar, as applicable; and
•	our creditworthiness, whether actual or perceived, and including actual or anticipated upgrades or downgrades in our credit ratings or changes in other credit measures.
These factors will influence the price you will receive if you sell your Notes before maturity, including the price you may receive for your Notes in any market-making transaction. If you sell your Notes prior to maturity, you may receive less than the Principal Amount of your Notes.
The future prices of the Reference Assets cannot be predicted. The actual changes in the price of the Reference Assets over the term of the Notes, as well as the Payment at Maturity, may bear little or no relation to the hypothetical historical closing prices of the Reference Assets or to the hypothetical examples shown elsewhere in this pricing supplement.
There May Not Be an Active Trading Market for the Notes — Sales in the Secondary Market May Result in Significant Losses.
There may be little or no secondary market for the Notes. The Notes will not be listed or displayed on any securities exchange or electronic communications network. TDS, GS&Co. and our or their respective affiliates may make a market for the Notes; however, they are not required to do so. TDS, GS&Co. and our or their respective affiliates may stop any market-making activities at any time. Even if a secondary market for the Notes develops, it may not provide significant liquidity or trade at prices advantageous to you. We expect that transaction costs in any secondary market would be high. As a result, the difference between bid and ask prices for your Notes in any secondary market could be substantial.
If you sell your Notes before the Maturity Date, you may have to do so at a substantial discount from the public offering price irrespective of the price of the then-current Least Performing Reference Asset and, as a result, you may suffer substantial losses.
If the Price of Any Reference Asset Changes, the Market Value of Your Notes May Not Change in the Same Manner.
Your Notes may trade quite differently from the performance of any of the Reference Assets. Changes in the price of any Reference Asset may not result in a comparable change in the market value of your Notes. Even if the price of each Reference Asset increases above its Initial Price during the term of the Notes, the market value of your Notes may not increase by the same amount and could decline.
Risks Relating to Hedging Activities and Conflicts of Interest
The Underwriting Discount, Offering Expenses and Certain Hedging Costs Are Likely to Adversely Affect Secondary Market Prices.
Assuming no changes in market conditions or any other relevant factors, the price, if any, at which you may be able to sell the Notes will likely be less than the public offering price. The public offering price includes, and any price quoted to you is likely to exclude, the underwriting discount paid in connection with the initial distribution, offering expenses as well as the cost of hedging our obligations under the Notes. In addition, any such price is also likely to reflect any dealer discounts, mark-ups and other transaction costs, such as a discount to account for costs associated with establishing or unwinding any related hedge transaction. In addition, if the dealer from which you purchase Notes, or one of its affiliates, is to conduct hedging activities for us in connection with the Notes, that dealer, or one of its affiliates, may profit in connection with such hedging activities and such profit, if any, will be in addition to the compensation that the dealer receives for the sale of the Notes to you. You should be aware that the potential for the dealer or one of its affiliates to earn fees in connection with hedging activities may create a further incentive for the dealer to sell the Notes to you in addition to the compensation they would receive for the sale of the Notes.
Trading and Business Activities of TD, the Agents and Their Respective Affiliates May Adversely Affect the Market Value of, and Any Amount Payable on, the Notes.
TD, GS&Co. and our or their respective affiliates may hedge our obligations under the Notes by purchasing securities, futures, options or other derivative instruments with returns linked or related to changes in the price of the Reference Assets or the prices of one or more Reference Asset Constituents, and we or they may adjust these hedges by, among other things, purchasing or selling any of the foregoing at any time. It is possible that we, GS&Co. or one or more of our or their respective affiliates could receive substantial returns from these hedging activities while the market value of, and any amount payable on, the Notes declines. We, GS&Co. or one or more of our or their respective affiliates may also issue or underwrite other securities or financial or derivative instruments with returns linked or related to the performance of the Reference Assets or one or more Reference Asset Constituents.

These trading activities may present a conflict between the holders’ interest in the Notes and the interests we, GS&Co. and our or their respective affiliates will have in our or their proprietary accounts, in facilitating transactions, including options and other derivatives transactions, for our or their customers’ accounts and in accounts under our or their management. These trading activities could be adverse to the interests of the holders of the Notes.
We, GS&Co. and our or their respective affiliates may, at present or in the future, engage in business with one or more Reference Asset Constituent Issuers, including making loans to or providing advisory services to those companies. These services could include investment banking and merger and acquisition advisory services. These business activities may present a conflict between us, GS&Co. or one or more of our or their respective affiliates’ obligations, and your interests as a holder of the Notes. Moreover, we, GS&Co. and our or their respective affiliates may have published, and in the future expect to publish, research reports with respect to the Reference Assets or one or more Reference Asset Constituents. This research is modified from time to time without notice and may express opinions or provide recommendations that are inconsistent with purchasing or holding the Notes. Even if we or our affiliates, or GS&Co. or its affiliates, provides research that expresses a negative opinion about one or more of the Reference Asset Constituents, or if market conditions in the finance sector or otherwise change, the composition of the Reference Assets will not change during the term of the Notes (except under the limited circumstances described below). Any of these business activities by us, GS&Co. and our or their respective affiliates may affect the price of the Reference Assets or one or more Reference Asset Constituents and, therefore, the market value of, and any amount payable on, the Notes.
There Are Potential Conflicts of Interest Between You and the Calculation Agent.
The Calculation Agent will, among other things, determine the amount of your payment on the Notes. We will serve as the Calculation Agent and may appoint a different Calculation Agent after the Issue Date without notice to you. The Calculation Agent will exercise its judgment when performing its functions and may take into consideration our ability to unwind any related hedges. Because this discretion by the Calculation Agent may affect payments on the Notes, the Calculation Agent may have a conflict of interest if it needs to make any such decision. For example, the Calculation Agent may have to determine whether a market disruption event affecting a Reference Asset has occurred. This determination may, in turn, depend on the Calculation Agent’s judgment whether the event has materially interfered with our ability or the ability of one of our affiliates to unwind our hedge positions. Because this determination by the Calculation Agent will affect the payment on the Notes, the Calculation Agent may have a conflict of interest if it needs to make a determination of this kind. For additional information as to the Calculation Agent’s role, see “General Terms of the Notes — Role of Calculation Agent” in the product supplement.
You Will Have Limited Anti-Dilution Protection.
The Calculation Agent may adjust the Initial Price, and therefore the Buffer Price of a Reference Asset, for stock splits, reverse stock splits, stock dividends, extraordinary dividends and other events that affect such Reference Asset, but only in the situations we describe in “General Terms of the Notes — Anti-Dilution Adjustments” in the product supplement. The Calculation Agent will not be required to make an adjustment for every event that may affect a Reference Asset. Notwithstanding the Calculation Agent’s ability to make adjustments to the terms of the Notes and the Reference Assets, those events or other actions affecting a Reference Asset, a Reference Asset Constituent Issuer, an Investment Adviser or a third party may nevertheless adversely affect the price of such Reference Asset and, therefore, adversely affect the market value of, and return on, your Notes.
Risks Relating to General Credit Characteristics
Investors Are Subject to TD’s Credit Risk, and TD’s Credit Ratings and Credit Spreads May Adversely Affect the Market Value of the Notes.
Although the return on the Notes will depend on the Final Price of the Least Performing Reference Asset, the payment of any amount due on the Notes is subject to TD’s credit risk. The Notes are TD’s unsecured debt obligations. Investors are dependent on TD’s ability to pay all amounts due on the Notes on the Maturity Date and, therefore, investors are subject to the credit risk of TD and to changes in the market’s view of TD’s creditworthiness. Any decrease in TD’s credit ratings or increase in the credit spreads charged by the market for taking TD’s credit risk is likely to adversely affect the market value of the Notes. If TD becomes unable to meet its financial obligations as they become due, investors may not receive any amounts due under the terms of the Notes.
Risks Relating to Canadian and U.S. Federal Income Taxation
Significant Aspects of the Tax Treatment of the Notes Are Uncertain.
Significant aspects of the U.S. tax treatment of the Notes are uncertain. You should consult your tax advisor about your tax situation and should read carefully the section entitled “Material U.S. Federal Income Tax Consequences” herein and in the product supplement.
For a discussion of the Canadian federal income tax consequences of investing in the Notes, please see the discussion in the product supplement under “Supplemental Discussion of Canadian Tax Consequences” and the further discussion herein under “Summary”.
If you are not a Non-resident Holder (as that term is defined in the prospectus) for Canadian federal income tax purposes or if you acquire the Notes in the secondary market, you should consult your tax advisors as to the consequences of acquiring, holding and disposing of the Notes and receiving the payments that might be due under the Notes.
General Risk Factors
We May Sell an Additional Aggregate Principal Amount of the Notes at a Different Public Offering Price.
At our sole option, we may decide to sell an additional aggregate Principal Amount of the Notes subsequent to the date of the final pricing supplement. The public offering price of the Notes in the subsequent sale may differ substantially (higher or lower) from the original public offering price you paid as provided on the cover of the final pricing supplement.

Hypothetical Returns
The examples set out below are included for illustration purposes only. They should not be taken as an indication or prediction of future investment results and merely are intended to illustrate the impact that the various hypothetical prices of the Reference Assets on the Valuation Date could have on the Payment at Maturity assuming all other variables remain constant.
The examples below are based on a range of Final Prices that are entirely hypothetical; the prices of the Reference Assets on any day throughout the term of the Notes, including the Final Prices on the Valuation Date, cannot be predicted. The Reference Assets have been highly volatile in the past — meaning that the prices of the Reference Assets have changed considerably in relatively short periods — and their performance cannot be predicted for any future period.
The information in the following examples reflects hypothetical rates of return on the offered Notes assuming that they are purchased on the Issue Date at the Principal Amount and held to the Maturity Date. If you sell your Notes in a secondary market prior to the Maturity Date, your return will depend upon the market value of your Notes at the time of sale, which may be affected by a number of factors that are not reflected in the examples below, such as interest rates, the volatility of the Reference Asset and our creditworthiness. In addition, the estimated value of your Notes at the time the terms of your Notes are set on the Pricing Date is expected to be less than the original public offering price of your Notes. For more information on the estimated value of your Notes, see “Additional Risk Factors — Risks Relating to Estimated Value and Liquidity — TD’s Initial Estimated Value of the Notes at the Time of Pricing is Expected to Be Less Than the Public Offering Price of the Notes” in this pricing supplement. The information in the examples also reflect the key terms and assumptions in the box below.
Key Terms and Assumptions
Principal Amount	$1,000
Upside Participation Rate	110.00%
Downside Participation Rate	50.00%
Cap Price	With respect to each Reference Asset, approximately 163.636% of its Initial Price
Maximum Upside Payment Amount	$1,700.00
Buffer Price	With respect to each Reference Asset, 73.00% of its Initial Price
Buffer Amount	27.00%
Neither a market disruption event nor a non-Trading Day occurs on the originally scheduled Valuation Date
No change in or affecting any Reference Asset, its Reference Asset Constituents or the method by which its Target Index Sponsor calculates its Target Index
Notes purchased on the Issue Date at the Principal Amount and held to the Maturity Date
The actual performance of the Reference Assets over the term of your Notes, as well as the Payment at Maturity may bear little relation to the hypothetical examples shown below or to the historical prices of the Reference Assets shown elsewhere in this pricing supplement. For information about the historical prices of the Reference Assets during recent periods, see “Information Regarding the Reference Assets — Historical Information” below.
Also, the hypothetical examples shown below do not take into account the effects of applicable taxes. Because of the U.S. tax treatment applicable to your Notes, tax liabilities could affect the after-tax rate of return on your Notes to a comparatively greater extent than the after-tax return on the Reference Asset Constituents.

The prices in the left column of the table below represent hypothetical Final Prices of the Least Performing Reference Asset and are expressed as percentages of its Initial Price. The amounts in the right column represent the hypothetical Payment at Maturity, based on the corresponding hypothetical Final Price of the Least Performing Reference Asset, and are expressed as percentages of the Principal Amount of a Note (rounded to the nearest thousandth of a percent). Thus, a hypothetical Payment at Maturity of 100.000% means that the value of the cash payment that we would pay for each $1,000 of the outstanding Principal Amount of the offered Notes on the Maturity Date would equal 100.000% of the Principal Amount of a Note, based on the corresponding hypothetical Final Price of the Least Performing Reference Asset and the assumptions noted above.
Hypothetical Final Price of the Least Performing Reference Asset (as Percentage of its Initial Price)	Hypothetical Payment at Maturity (as Percentage of Principal Amount)
200.000%	170.000%
180.000%	170.000%
170.000%	170.000%
163.636%	170.000%
150.000%	155.000%
130.000%	133.000%
110.000%	111.000%
100.000%	100.000%
90.000%	105.000%
80.000%	110.000%
75.000%	112.500%
73.000%	113.500%
70.000%	97.000%
60.000%	87.000%
50.000%	77.000%
25.000%	52.000%
0.000%	27.000%
If, for example, the Final Price of the Least Performing Reference Asset were determined to be 25.000% of its Initial Price, the Payment at Maturity that we would pay on your Notes would be 52.000% of the Principal Amount of your Notes, as shown in the table above. As a result, if you purchased your Notes on the Issue Date at the Principal Amount and held them to the Maturity Date, you would lose 48.000%% of your investment (if you purchased your Notes at a premium to Principal Amount you would lose a correspondingly higher percentage of your investment). If the Final Price of the Least Performing Reference Asset were determined to be 0.000% of its Initial Price, you would lose 73.000% of your investment in the Notes. In addition, if the Final Price of the Least Performing Reference Asset were determined to be 200.000% of its Initial Price, the Payment at Maturity that we would pay on your Notes at maturity would be capped at the Maximum Upside Payment Amount of 170.000% of each $1,000 Principal Amount of your Notes, as shown in the table above. As a result, if you held your Notes to the Maturity Date, you would not benefit from any increase in the Final Price of the Least Performing Reference Asset over approximately 163.636% of its Initial Price.
If, however, the Final Price of the Least Performing Reference Asset were determined to be 90.000% of its Initial Price, the Absolute Least Performing Percentage Change would be 10.000% but, due to the Downside Participation Rate of 50.000% the Payment at Maturity that we would pay on your Notes would be 105.000% of each $1,000 Principal Amount of your Notes, as shown in the table above.
The Payments at Maturity shown above are entirely hypothetical; they are based on hypothetical prices of the Reference Assets that may not be achieved on the Valuation Date and assumptions that may prove to be erroneous. The actual market value of your Notes on the Maturity Date or at any other time, including any time you may wish to sell your Notes, may bear little relation to the hypothetical Payment at Maturity shown above, and these amounts should not be viewed as an indication of the financial return on an investment in the offered Notes. The hypothetical Payment at Maturity on the Notes in the examples above assume you purchased your Notes at their Principal Amount and have not been adjusted to reflect the actual public offering price you pay for your Notes. The return on your investment (whether positive or negative) in your Notes will be affected by the amount you pay for your Notes. If you purchase your Notes for a price other than the Principal Amount, the return on your investment will differ from, and may be significantly less than, the hypothetical returns suggested by the above examples. Please read “Additional Risk Factors — Risks Relating to Estimated Value and Liquidity — The Market Value of Your Notes May Be Influenced by Many Unpredictable Factors” in this pricing supplement.
Payments on the Notes are economically equivalent to the amounts that would be paid on a combination of other instruments. For example, payments on the Notes are economically equivalent to a combination of a non-interest-bearing bond bought by the holder and one or more options entered into between the holder and us (with one or more implicit option premiums paid over time). The discussion in this paragraph does not modify or affect the terms of the Notes or the U.S. federal income tax treatment of the Notes, as described elsewhere in this pricing supplement.

We cannot predict the actual Final Prices or what the market value of your Notes will be on any particular Trading Day, nor can we predict the relationship between the prices of the Reference Assets and the market value of your Notes at any time prior to the Maturity Date. The actual amount that you will receive at maturity and the rate of return on the offered Notes will depend on the actual Final Prices, which will be determined by the Calculation Agent as described above. Moreover, the assumptions on which the hypothetical returns are based may turn out to be inaccurate. Consequently, the amount of cash to be paid in respect of your Notes on the Maturity Date may be very different from the information reflected in the examples above.

Information Regarding the Reference Assets
Each Reference Asset is registered with the SEC. Companies with securities registered with the SEC are required to file periodically certain financial and other information specified by the SEC. Information provided to or filed with the SEC can be inspected and copied at the public reference facilities maintained by the SEC or through the SEC’s website at www.sec.gov. In addition, information each Reference Asset may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents or any document incorporated herein by reference.
We obtained the information regarding the Investment Adviser with respect to each Reference Asset from publicly available information, including, without limitation, its filings with the SEC, but we have not independently verified the accuracy or completeness of any such information or conduced any independent review or due diligence. You are urged to conduct your own investigation into each Reference Asset and Investment Adviser.
We have derived all information contained herein regarding each Reference Asset from publicly available information. Information from outside sources is not incorporated by reference in, and should not be considered part of, this pricing supplement or any document incorporated herein by reference. With respect to each the Reference Asset, such information reflects the policies of, and is subject to change by its Investment Adviser. TD has not undertaken an independent review or due diligence of any publicly available information regarding any Reference Asset.
As an investor in the Notes, you should undertake such independent investigation of each Reference Asset as in your judgment is appropriate to make an informed decision with respect to an investment in the Notes.
VanEck Gold Miners ETF
The shares of the VanEck Gold Miners ETF (the “GDX”) are issued by VanEck ETF Trust (the “trust”), a registered investment company.
•
The GDX is an exchange-traded fund that seeks to replicate as closely as possible, before fees and expenses, the price and yield performance of the NYSE® Arca Gold Miners Index® (the “index”). The index is primarily comprised of publicly traded companies involved in the mining for gold and silver.

•	The return on your notes is linked to the performance of the GDX, and not to that of the index on which the GDX is based. The performance of the GDX may significantly diverge from that of its index.
•	The GDX’s investment advisor is Van Eck Associates Corporation.
•	The GDX’s shares trade on the NYSE Arca under the ticker symbol “GDX”.
•	The trust’s SEC CIK Number is 0001137360.
•	The inception date for purposes of the ETF shares was May 16, 2006.
Effective September 1, 2021, the trust changed its name from VanEck Vectors® ETF Trust to VanEck ETF Trust. In addition, effective September 1, 2021, the name of the GDX changed from the VanEck Vectors® Gold Miners ETF to the VanEck Gold Miners ETF.
Where Information About the GDX Can Be Obtained
Information filed by the trust with the U.S. Securities and Exchange Commission (“SEC”) electronically can be reviewed through a website maintained by the SEC. The address of the SEC’s website is sec.gov. Information filed with the SEC by the trust, including its reports to shareholders, can be located by referencing its CIK number referred to above.
In addition, information regarding the GDX (including its fees, top ten holdings and weights and sector weights) may be obtained from other sources including, but not limited to, press releases, newspaper articles, other publicly available documents, and the GDX’s website. We are not incorporating by reference the website, the sources listed above or any material they include in this pricing supplement.
We do not make any representation or warranty as to the accuracy or completeness of any materials referred to above, including any filings made by the trust with the SEC.
We Obtained the Information About the GDX From the Trust’s Publicly Available Information
This pricing supplement relates only to your Note and does not relate to the GDX. We have derived all information about the GDX in this pricing supplement from the publicly available information referred to in the preceding subsection. We have not participated in the preparation of any of those documents or made any “due diligence” investigation or inquiry with respect to the GDX in connection with the offering of your Note. Furthermore, we do not know whether all events occurring before the date of this pricing supplement – including events that would affect the accuracy or completeness of the publicly available documents referred to above and the trading price of shares of the GDX – have been publicly disclosed. Subsequent disclosure of any events of this kind or the disclosure of or failure to disclose material future events concerning the GDX could affect the value you will receive at maturity and, therefore, the market value of your Note.
Neither we nor any of our affiliates make any representation to you as to the performance of the GDX.
We or any of our affiliates may currently or from time to time engage in business with the trust, including making loans to or equity investments in the trust or providing advisory services to the trust, including merger and acquisition advisory services. In the course of that business, we or any of our affiliates may acquire non-public information about the trust and, in addition, one or more of our affiliates may publish research reports about the GDX. As an investor in a Note, you should undertake such independent investigation of the trust as in your judgment is appropriate to make an informed decision with respect to an investment in a Note.

Historical Information
The graph below shows the daily historical Closing Prices of the GDX from August 28, 2014 through August 28, 2024. We obtained the information regarding the historical performance of the GDX in the graph below from Bloomberg.
We have not independently verified the accuracy or completeness of the information obtained from Bloomberg. The historical performance of the GDX should not be taken as an indication of its future performance, and no assurance can be given as to the Final Price. We cannot give you any assurance that the performance of the GDX will result in any positive return on your initial investment.
VanEck Gold Miners ETF (GDX)

VanEck Junior Gold Miners ETF
The shares of the VanEck Junior Gold Miners ETF (the “GDXJ”) are issued by VanEck ETF Trust (the “trust”), a registered investment company.
•
The GDXJ is an exchange-traded fund that seeks to replicate as closely as possible, before fees and expenses, the price and yield performance of the MVIS® Global Junior Gold Miners Index (the “index”). The index includes companies that generate at least 50% of their revenues from gold and/or silver mining/royalties/streaming or have mining projects with the potential to generate at least 50% of their revenues from gold and/or silver when developed. Such companies may include small- and medium-capitalization companies and foreign issuers.

•
The return on your notes is linked to the performance of the GDXJ, and not to that of the index on which the GDXJ is based. The performance of the GDXJ may significantly diverge from that of its index.

•	The GDXJ’s investment advisor is Van Eck Associates Corporation.
•	The GDXJ’s shares trade on the NYSE Arca under the ticker symbol “GDXJ”.
•	The trust’s SEC CIK Number is 0001137360.
•	The inception date for purposes of the ETF shares was November 10, 2009.
Effective September 1, 2021, the trust changed its name from VanEck Vectors® ETF Trust to VanEck ETF Trust. In addition, effective September 1, 2021, the name of the GDXJ changed from the VanEck Vectors® Junior Gold Miners ETF to the VanEck Junior Gold Miners ETF.
Where Information About the GDXJ Can Be Obtained
Information filed by the trust with the U.S. Securities and Exchange Commission (“SEC”) electronically can be reviewed through a website maintained by the SEC. The address of the SEC’s website is sec.gov. Information filed with the SEC by the trust, including its reports to shareholders, can be located by referencing its CIK number referred to above.
In addition, information regarding the GDXJ (including its fees, top ten holdings and weights and sector weights) may be obtained from other sources including, but not limited to, press releases, newspaper articles, other publicly available documents, and the GDXJ’s website. We are not incorporating by reference the website, the sources listed above or any material they include in this pricing supplement.
We do not make any representation or warranty as to the accuracy or completeness of any materials referred to above, including any filings made by the trust with the SEC.
We Obtained the Information About the GDXJ From the Trust’s Publicly Available Information
This pricing supplement relates only to your Note and does not relate to the GDXJ. We have derived all information about the GDXJ in this pricing supplement from the publicly available information referred to in the preceding subsection. We have not participated in the preparation of any of those documents or made any “due diligence” investigation or inquiry with respect to the GDXJ in connection with the offering of your Note. Furthermore, we do not know whether all events occurring before the date of this pricing supplement – including events that would affect the accuracy or completeness of the publicly available documents referred to above and the trading price of shares of the GDXJ – have been publicly disclosed. Subsequent disclosure of any events of this kind or the disclosure of or failure to disclose material future events concerning the GDXJ could affect the value you will receive at maturity and, therefore, the market value of your Note.
Neither we nor any of our affiliates make any representation to you as to the performance of the GDXJ.
We or any of our affiliates may currently or from time to time engage in business with the trust, including making loans to or equity investments in the trust or providing advisory services to the trust, including merger and acquisition advisory services. In the course of that business, we or any of our affiliates may acquire non-public information about the trust and, in addition, one or more of our affiliates may publish research reports about the GDXJ. As an investor in a Note, you should undertake such independent investigation of the trust as in your judgment is appropriate to make an informed decision with respect to an investment in a Note.

Historical Information
The graph below shows the daily historical Closing Prices of the GDXJ from August 28, 2014 through August 28, 2024. We obtained the information regarding the historical performance of the GDXJ in the graph below from Bloomberg.
We have not independently verified the accuracy or completeness of the information obtained from Bloomberg. The historical performance of the GDXJ should not be taken as an indication of its future performance, and no assurance can be given as to the Final Price. We cannot give you any assurance that the performance of the GDXJ will result in any positive return on your initial investment.
VanEck Junior Gold Miners ETF (GDXJ)
PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

Material U.S. Federal Income Tax Consequences
The U.S. federal income tax consequences of your investment in the Notes are uncertain. No statutory, regulatory, judicial or administrative authority directly discusses how the Notes should be treated for U.S. federal income tax purposes. Some of these tax consequences are summarized below, but we urge you to read the more detailed discussion under “Material U.S. Federal Income Tax Consequences” in the product supplement and discuss the tax consequences of your particular situation with your tax advisor. This discussion is based upon the U.S. Internal Revenue Code of 1986, as amended (the “Code”), final, temporary and proposed U.S. Department of the Treasury (the “Treasury”) regulations, rulings and decisions, in each case, as available and in effect as of the date hereof, all of which are subject to change, possibly with retroactive effect. Tax consequences under state, local and non-U.S. laws are not addressed herein. No ruling from the U.S. Internal Revenue Service (the “IRS”) has been sought as to the U.S. federal income tax consequences of your investment in the Notes, and the following discussion is not binding on the IRS.
U.S. Tax Treatment. Pursuant to the terms of the Notes, TD and you agree, in the absence of a statutory or regulatory change or an administrative determination or judicial ruling to the contrary, to characterize your Notes as prepaid derivative contracts with respect to the Reference Assets. If your Notes are so treated, you should generally recognize gain or loss upon the taxable disposition (including cash settlement) of your Notes in an amount equal to the difference between the amount you receive at such time and the amount you paid for your Notes. Subject to the “constructive ownership” rules of Section 1260 of the Code, discussed below, such gain or loss should generally be long-term capital gain or loss if you have held your Notes for more than one year (otherwise such gain or loss should be short-term capital gain or loss if held for one year or less). The deductibility of capital losses is subject to limitations.
Based on certain factual representations received from us, our special U.S. tax counsel, Fried, Frank, Harris, Shriver & Jacobson LLP, is of the opinion that it would be reasonable to treat your Notes in the manner described above. However, because there is no authority that specifically addresses the tax treatment of the Notes, it is possible that your Notes could alternatively be treated for tax purposes as a single contingent payment debt instrument, or pursuant to some other characterization (including possible treatment as a “constructive ownership transaction” under Section 1260 of the Code), such that the timing and character of your income from the Notes could differ materially and adversely from the treatment described above, as described further under “Material U.S. Federal Income Tax Consequences — Alternative Treatments” in the product supplement. For example, there may be a risk that the IRS could assert that the Notes should not give rise to long-term capital gain or loss because the Notes offer, at least in part, short exposure to the Reference Assets.
Section 1260. Because one or more Reference Assets would be treated as a “pass-thru entity” for purposes of Section 1260 of the Code, it is possible that an investment in the Notes could be treated as a “constructive ownership transaction” within the meaning of Section 1260 of the Code. If the Notes were treated as a constructive ownership transaction, certain adverse U.S. federal income tax consequences could apply (i.e., all or a portion of any long-term capital gain that you recognize upon the taxable disposition of your Notes could be recharacterized as ordinary income and you could be subject to an interest charge on deferred tax liability with respect to such recharacterized gain). We urge you to read the discussion concerning the possible treatment of the Notes as a constructive ownership transaction under “Material U.S. Federal Income Tax Consequences —– Section 1260” in the applicable product supplement.
Except to the extent otherwise required by law, TD intends to treat your Notes for U.S. federal income tax purposes in accordance with the treatment described above and under “Material U.S. Federal Income Tax Consequences” of the product supplement, unless and until such time as the Treasury and the IRS determine that some other treatment is more appropriate.
Notice 2008-2. In 2007, the IRS released a notice that may affect the taxation of holders of the Notes. According to Notice 2008-2, the IRS and the Treasury are actively considering whether a holder of an instrument such as the Notes should be required to accrue ordinary income on a current basis. It is not possible to determine what guidance they will ultimately issue, if any. It is possible, however, that under such guidance, holders of the Notes will ultimately be required to accrue income currently and this could be applied on a retroactive basis. The IRS and the Treasury are also considering other relevant issues, including whether additional gain or loss from such instruments should be treated as ordinary or capital, whether non-U.S. holders of such instruments should be subject to withholding tax on any deemed income accruals, and whether the special “constructive ownership rules” of Section 1260 of the Code (discussed above) should be applied to such instruments. Both U.S. and non-U.S. holders are urged to consult their tax advisors concerning the significance, and the potential impact, of the above considerations on their investments in the Notes.
Medicare Tax on Net Investment Income. U.S. holders that are individuals, estates or certain trusts are subject to an additional 3.8% tax on all or a portion of their “net investment income,” or “undistributed net investment income” in the case of an estate or trust, which may include any income or gain realized with respect to the Notes, to the extent of their net investment income or undistributed net investment income (as the case may be) that when added to their other modified adjusted gross income, exceeds $200,000 for an unmarried individual, $250,000 for a married taxpayer filing a joint return (or a surviving spouse), $125,000 for a married individual filing a separate return or the dollar amount at which the highest tax bracket begins for an estate or trust. The 3.8% Medicare tax is determined in a different manner than the regular income tax. U.S. holders should consult their tax advisors as to the consequences of the 3.8% Medicare tax.
Specified Foreign Financial Assets. U.S. holders may be subject to reporting obligations with respect to their Notes if they do not hold their Notes in an account maintained by a financial institution and the aggregate value of their Notes and certain other “specified foreign financial assets” (applying certain attribution rules) exceeds an applicable threshold. Significant penalties can apply if a U.S. holder is required to disclose its Notes and fails to do so.
Backup Withholding and Information Reporting. The proceeds received from a taxable disposition of the Notes will be subject to information reporting unless you are an “exempt recipient” and may also be subject to backup withholding at the rate specified in the

Code if you fail to provide certain identifying information (such as an accurate taxpayer number, if you are a U.S. holder) or meet certain other conditions.
Non-U.S. Holders. If you are a non-U.S. holder, subject to Section 871(m) of the Code and FATCA, as discussed below, you should generally not be subject to U.S. withholding tax with respect to payments on your Notes or to generally applicable information reporting and backup withholding requirements with respect to payments on your Notes if you comply with certain certification and identification requirements as to your non-U.S. status including providing us (and/or the applicable withholding agent) a properly executed and fully completed applicable IRS Form W-8. Subject to Section 897 of the Code and Section 871(m) of the Code, as discussed below, gain realized from the taxable disposition of the Notes generally should not be subject to U.S. tax unless (i) such gain is effectively connected with a trade or business conducted by you in the U.S., (ii) you are a non-resident alien individual and are present in the U.S. for 183 days or more during the taxable year of such taxable disposition and certain other conditions are satisfied or (iii) you have certain other present or former connections with the U.S.
Section 897. We will not attempt to ascertain whether any Reference Asset Constituent Issuer would be treated as a “United States real property holding corporation” (a “USRPHC”) within the meaning of Section 897 of the Code. We also have not attempted to determine whether the Notes should be treated as “United States real property interests” (“USRPI”) as defined in Section 897 of the Code. If any such entity or the Notes were so treated, certain adverse U.S. federal income tax consequences could possibly apply, including subjecting any gain to a non-U.S. holder in respect of a Note upon a taxable disposition of the Note to U.S. federal income tax on a net basis, and the proceeds from such a taxable disposition to a 15% withholding tax. Non-U.S. holders should consult their tax advisors regarding the potential treatment of any such entity as a USRPHC and the Notes as USRPI.
Section 871(m). A 30% withholding tax (which may be reduced by an applicable income tax treaty) is imposed under Section 871(m) of the Code on certain “dividend equivalents” paid or deemed paid to a non-U.S. holder with respect to a “specified equity-linked instrument” that references one or more dividend-paying U.S. equity securities or indices containing U.S. equity securities. The withholding tax can apply even if the instrument does not provide for payments that reference dividends. Treasury regulations provide that the withholding tax applies to all dividend equivalents paid or deemed paid on specified equity-linked instruments that have a delta of one (“delta-one specified equity-linked instruments”) issued after 2016 and to all dividend equivalents paid or deemed paid on all other specified equity-linked instruments issued after 2017. However, the IRS has issued guidance that states that the Treasury and the IRS intend to amend the effective dates of the Treasury regulations to provide that withholding on dividend equivalents paid or deemed paid will not apply to specified equity-linked instruments that are not delta-one specified equity-linked instruments and are issued before January 1, 2027.
Based on our determination that the Notes are not “delta-one” with respect to the Reference Assets, our special U.S. tax counsel is of the opinion that the Notes should not be delta-one specified equity-linked instruments and thus should not be subject to withholding on dividend equivalents. Our determination is not binding on the IRS, and the IRS may disagree with this determination. Furthermore, the application of Section 871(m) of the Code will depend on our determinations on the date the terms of the Notes are set. If withholding is required, we will not make payments of any additional amounts.
Nevertheless, after the date the terms are set, it is possible that your Notes could be deemed to be reissued for tax purposes upon the occurrence of certain events affecting any Reference Asset or your Notes, and following such occurrence your Notes could be treated as delta-one specified equity-linked instruments that are subject to withholding on dividend equivalents. It is also possible that withholding tax or other tax under Section 871(m) of the Code could apply to the Notes under these rules if you enter, or have entered, into certain other transactions in respect of any Reference Asset or the Notes. If you enter, or have entered, into other transactions in respect of any Reference Asset or the Notes, you should consult your tax advisor regarding the application of Section 871(m) of the Code to your Notes in the context of your other transactions.
Because of the uncertainty regarding the application of the 30% withholding tax on dividend equivalents to the Notes, you are urged to consult your tax advisor regarding the potential application of Section 871(m) of the Code and the 30% withholding tax to an investment in the Notes.
As discussed above, alternative characterizations of the Notes for U.S. federal income tax purposes are possible. Should an alternative characterization of the Notes cause payments with respect to the Notes to become subject to withholding tax, we (or the applicable withholding agent) will withhold tax at the applicable statutory rate and we will not make payments of any additional amounts.
U.S. Federal Estate Tax Treatment of Non-U.S. Holders. A Note may be subject to U.S. federal estate tax if an individual non-U.S. holder holds the Note at the time of his or her death. The gross estate of a non-U.S. holder domiciled outside the U.S. includes only property situated in the U.S. Individual non-U.S. holders should consult their tax advisors regarding the U.S. federal estate tax consequences of holding the Notes at death.
Foreign Account Tax Compliance Act. The Foreign Account Tax Compliance Act (“FATCA”) was enacted on March 18, 2010, and imposes a 30% U.S. withholding tax on “withholdable payments” (i.e., certain U.S.-source payments, including interest (and original issue discount), dividends, other fixed or determinable annual or periodical income, and the gross proceeds from a disposition of property of a type that can produce U.S.-source interest or dividends) and “passthru payments” (i.e., certain payments attributable to withholdable payments) made to certain foreign financial institutions (and certain of their affiliates) unless the payee foreign financial institution agrees (or is required), among other things, to disclose the identity of any U.S. individual with an account at the institution (or the relevant affiliate) and to annually report certain information about such account. FATCA also requires withholding agents making withholdable payments to certain foreign entities that do not disclose the name, address, and taxpayer identification number of any substantial U.S. owners (or do not certify that they do not have any substantial U.S. owners) to withhold tax at a rate of 30%. Under certain circumstances, a holder may be eligible for refunds or credits of such taxes.

Pursuant to final and temporary Treasury regulations and other IRS guidance, the withholding and reporting requirements under FATCA will generally apply to certain “withholdable payments”, will not apply to gross proceeds on a sale or disposition, and will apply to certain foreign passthru payments only to the extent that such payments are made after the date that is two years after final regulations defining the term “foreign passthru payment” are published. If withholding is required, we (or the applicable paying agent) will not be required to pay additional amounts with respect to the amounts so withheld. Foreign financial institutions and non-financial foreign entities located in jurisdictions that have an intergovernmental agreement with the U.S. governing FATCA may be subject to different rules.
Investors should consult their tax advisors about the application of FATCA, in particular if they may be classified as financial institutions (or if they hold their Notes through a foreign entity) under the FATCA rules.
Proposed Legislation. In 2007, legislation was introduced in Congress that, if it had been enacted, would have required holders of Notes purchased after the bill was enacted to accrue interest income over the term of the Notes despite the fact that there will be no interest payments over the term of the Notes.
Furthermore, in 2013, the House Ways and Means Committee released in draft form certain proposed legislation relating to financial instruments. If it had been enacted, the effect of this legislation generally would have been to require instruments such as the Notes to be marked to market on an annual basis with all gains and losses to be treated as ordinary, subject to certain exceptions.
It is impossible to predict whether any similar or identical bills will be enacted in the future, or whether any such bill would affect the tax treatment of your Notes. You are urged to consult your tax advisor regarding the possible changes in law and their possible impact on the tax treatment of your Notes.
Both U.S. and non-U.S. holders are urged to consult their tax advisors regarding the U.S. federal income tax consequences of an investment in the Notes, as well as any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction (including that of TD).

Supplemental Plan of Distribution (Conflicts of Interest)
We have appointed TDS, an affiliate of TD, as the agent for the sale of the Notes. Pursuant to the terms of a distribution agreement, TDS will purchase the Notes from TD at the public offering price less the underwriting discount set forth on the cover page of this pricing supplement for distribution to GS&Co.
TD or an affiliate expects to enter into swap agreements or related hedge transactions with Goldman Sachs International and/or its affiliates in connection with the sale of the Notes, and Goldman Sachs International and/or an affiliate may earn income as a result of payments pursuant to the swap, or the related hedge transactions. See “Supplemental Plan of Distribution (Conflicts of Interest)” in the product supplement. TD will reimburse TDS for certain expenses in connection with its role in the offer and sale of the Notes, and TD will pay TDS a fee in connection with its role in the offer and sale of the Notes.
Delivery of the Notes will be made against payment for the Notes on the Issue Date, which is the second (2nd) Business Day following the Pricing Date (this settlement cycle being referred to as “T+2”). Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in one Business Day (“T+1”), unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Notes more than one Business Day prior to the Issue Date will be required to specify alternative settlement arrangements to prevent a failed settlement.
Conflicts of Interest. TDS is an affiliate of TD and, as such, has a “conflict of interest” in this offering within the meaning of Financial Industry Regulatory Authority, Inc. (“FINRA”) Rule 5121. In addition, TD will receive the net proceeds from the initial public offering of the Notes, thus creating an additional conflict of interest within the meaning of FINRA Rule 5121. Consequently, the offering is being conducted in compliance with the provisions of FINRA Rule 5121. TDS is not permitted to sell Notes in this offering to an account over which it exercises discretionary authority without the prior specific written approval of the account holder.
We or GS&Co., or any of our or their respective affiliates, may use this pricing supplement in the initial sale of the Notes. In addition, we, or GS&Co. or any of our or their respective affiliates may use this pricing supplement in a market-making transaction in a Note after its initial sale. If a purchaser buys the Notes from us, or GS&Co. or any of our or their respective affiliates, this pricing supplement is being used in a market-making transaction unless we or GS&Co., or any of our or their respective affiliates informs such purchaser otherwise in the confirmation of sale.
Prohibition of Sales to EEA and United Kingdom Retail Investors
The Notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the European Economic Area (“EEA”). For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU, as amended (“MiFID II”); (ii) a customer within the meaning of Directive 2002/92/EC, as amended, where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in Directive 2003/71/EC, as amended. Consequently, no key information document required by Regulation (EU) No 1286/2014 (as amended, the “EU PRIIPs Regulation”) for offering or selling the Notes or otherwise making them available to retail investors in the EEA has been prepared and therefore offering or selling the Notes or otherwise making them available to any retail investor in the EEA may be unlawful under the EU PRIIPs Regulation.
The Notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the United Kingdom (the “UK”). For these purposes, a retail investor in the UK means a person who is one (or more) of: (i) a retail client as defined in point (8) of Article 2 of Regulation (EU) No 2017/565 as it forms part of domestic law by virtue of the European Union (Withdrawal) Act 2018, subject to amendments made by the Markets in Financial Instruments (Amendment) (EU Exit) Regulations 2018 (SI 2018/1403), as may be amended or superseded from time to time (the “EUWA”); (ii) a customer within the meaning of the provisions of the Financial Services and Markets Act 2000 (the “FSMA”) and any rules or regulations made under the FSMA to implement Directive (EU) 2016/97, where that customer would not qualify as a professional client, as defined in point (8) of Article 2(1) of Regulation (EU) No 600/2014 as it forms part of UK domestic law by virtue of the EUWA; or (iii) not a qualified investor as defined in Article 2 of the Prospectus Regulation as it forms part of domestic law by virtue of the EUWA (“UK Prospectus Regulation”). Consequently, no key information document required by the PRIIPs Regulation as it forms part of UK domestic law by virtue of the EUWA (the “UK PRIIPs Regulation”) for offering or selling the Notes or otherwise making them available to retail investors in the UK has been prepared and therefore offering or selling the Notes or otherwise making them available to any retail investor in the UK may be unlawful under the UK PRIIPs Regulation.